INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

         This INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT, made this 2nd day of August, 1993, by and between Legg Mason Investors Trust, Inc., a Maryland corporation (the "Corporation"), and Legg Mason Fund Adviser, Inc., a Maryland corporation (the "Adviser").

         WHEREAS, the Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act") and intends to offer for public sale under the Securities Act of 1933 and various state securities laws, distinct series of shares of common stock ("Series"), each Series corresponding to a distinct portfolio; and

         WHEREAS, the Corporation wishes to retain the Adviser to provide investment advisory, management, and administrative services to the Corporation and each Series as now exists and as hereafter may be established; and

         WHEREAS, the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

         1. The Corporation hereby appoints Legg Mason Fund Adviser, Inc. as Adviser of each Series for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         2. Each Series shall at all times keep the Adviser fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Adviser with such other documents and information with regard to its affairs as the Adviser may from time to time reasonably request.

         3. (a) Subject to the supervision of the Corporation's Board of Directors, the Adviser shall regularly provide each Series with investment research, advice, management and supervision and shall furnish a continuous investment program for each Series' portfolio of securities consistent with each Series' investment goals and policies. The Adviser shall determine from time to time what securities will be purchased, retained or sold by each Series, and shall implement those decisions, all subject to the provisions of the Corporation's Articles of Incorporation and By-laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment goals and policies of each Series. The Adviser will place orders pursuant to its investment determinations for each Series either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers the Adviser will attempt to obtain the best net price and the most favorable execution of its orders; however, the Adviser may, in its discretion, purchase and sell portfolio securities through brokers who provide each Series with research, analysis, advice and similar services, and the Adviser may pay to these brokers, in return for research and analysis, a higher commission or spread than may be charged by other brokers. The Adviser is authorized to combine orders on behalf of each Series with orders on behalf of other clients of the Adviser, consistent with guidelines adopted by the Board of Directors of the Corporation. The Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of each Series, and shall perform such other functions of management and supervision as may be directed by the Board of Directors of the Corporation.

         (b) The Corporation hereby authorizes any entity or person associated with the Adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of each Series which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T)


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thereunder,  and the Corporation  hereby consents to the retention by such person associated with the Adviser of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

         4. The Adviser may enter into a contract ("Advisory Agreement") with an investment adviser in which the Adviser delegates to such investment adviser any or all its duties specified in Paragraph 3 hereunder, provided that such Advisory Agreement imposes on the investment adviser bound thereby all duties and conditions to which the Adviser is subject hereunder, and further provided that such Advisory Agreement meets all requirements of the 1940 Act and rules thereunder.

         5. (a) The Adviser, at its expense, shall supply the Board of Directors and officers of the Corporation with all statistical information and reports reasonably required by them and reasonably available to the Adviser and shall furnish each Series with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Corporation and each Series. The Adviser shall oversee the maintenance of all books and records with respect to the Corporation's and each Series' securities transactions and the keeping of the Corporation's and each Series' books of account in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records which it maintains for the Corporation or any Series are the property of the Corporation, and further agrees to surrender promptly to the Corporation any of such records upon the Corporation's request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as directors or officers of the Corporation, to serve in the capacities in which they are elected.

         (b) Other than as herein specifically indicated, the Adviser shall not be responsible for the expenses of the Corporation or any Series. Specifically, the Adviser will not be responsible, except to the extent of the reasonable compensation of employees of the Corporation and each Series whose services may be used by the Adviser hereunder, for any of the following expenses of the Corporation and each Series, which expenses shall be borne by the Corporation and each Series: advisory fees; distribution fees; interest, taxes, governmental fees, fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; the cost (including brokerage commissions or charges, if any) of securities purchased or sold by each Series and any losses in connection therewith; fees of custodians, transfer agents, registrars or other agents; legal expenses; expenses of preparing share certificates; expenses relating to the redemption or repurchase of each Series' shares; expenses of registering and qualifying shares of each Series for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Fund shareholders; costs of stationery; costs of stockholders' and other meetings of the Corporation and each Series; directors' fees; audit fees; travel expenses of officers, directors and employees of the Corporation if any; and the Corporation's pro rata portion of premiums on any fidelity bond and other insurance covering the Corporation and its officers and directors.

         6. No director, officer or employee of the Corporation or Fund shall receive from the Corporation any salary or other compensation as such director, officer or employee while he or she is at the same time a director, officer, or employee of the Adviser or any affiliated company of the Adviser. This paragraph shall not apply to directors, executive committee members, consultants and other persons who are not regular members of the Adviser's or any affiliated company's staff.

         7. As compensation for the services performed and the facilities furnished and expenses assumed by the Adviser, including the services of any consultants or sub-advisers retained by the Adviser, Legg Mason American Leading Companies Trust, the only currently established Series of the Corporation, shall pay the Adviser, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate of 0.75% of the Series' average daily net assets. The first payment of the fee shall be made as

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promptly as possible at the end of the month  succeeding  the effective  date of this Agreement. If this Agreement is terminated as to any or all Series as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of such Series in that period from the beginning of such month to such date of termination, and shall be based on that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of each Series shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Directors of the Corporation. Each such payment shall be accompanied by a report prepared either by the Corporation and each Series or by a reputable firm of independent accountants, which shall show the amount properly payable to the Adviser under this Agreement and the detailed computation thereof.

         8. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be responsible for any action of the Board of Directors of the Corporation in following or declining to follow any advice or recommendations of the Adviser; provided, that nothing in this Agreement shall protect the Adviser against any liability to the Corporation or its shareholders to which it would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

         9. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser who may also be a director, officer, or employee of the Corporation or each Series, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, or limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

         10. As used in this Agreement, the terms "assignment", "interested persons", and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions and interpretations as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

         11. This Agreement will become effective with respect to each Series on the date first written above, provided that it shall have been approved by the Corporation's Board of Directors and by the shareholders of that Series in accordance with the requirements of the 1940 Act and, unless sooner terminated as provided herein, will continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect with respect to each Series for successive annual periods ending on the same date of each year, provided that such continuance is specifically approved at least annually (i) by the Corporation's Board of Directors or (ii) by a vote of a majority of the outstanding voting securities of the Series (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Corporation's Directors who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

         12. This Agreement is terminable with respect to any Series without penalty by the Corporation's Board of Directors, by vote of a majority of the outstanding voting securities of each affected Series (as defined in the 1940
Act), or by the Adviser, on not less than 60 days' notice to the other party and will be terminated upon the mutual written consent of the Adviser and the Corporation. This Agreement shall terminate automatically in the event of its assignment by the Adviser and shall not be assignable by the Corporation without the consent of the Adviser.

         13. In the event this Agreement is terminated by either party or upon written notice from the Adviser at any time, the Corporation hereby agrees that it will eliminate from its corporate name any reference

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to the name of "Legg Mason." The Corporation shall have the non-exclusive use of the name "Legg Mason" in whole or in part only so long as this Agreement is effective or until such notice is given.

         14. The Adviser agrees that for services rendered to a Series, or indemnity due in connection with service to a Series, it shall look only to assets of that Series for satisfaction and that it shall have no claim against the assets of any other Series.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

Attest:                                   LEGG MASON INVESTORS TRUST, INC.



By: /s/ Marie K. Karpinski                By: /s/ John F. Curley, Jr.
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Attest:                                   LEGG MASON FUND ADVISER, INC.



By: /s/ Marie K. Karpinski                By: /s/ William H. Miller
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